[Kirkland & Ellis LLP Letterhead]
February 8, 2006
EXHIBIT 5.1
Capital Auto Receivables, Inc.
Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19801
Re: Enforceability Opinion — CARAT 2006-1
          We are issuing this opinion letter in our capacity as special counsel to Capital Auto Receivables, Inc. (the “Depositor”) and General Motors Acceptance Corporation (“GMAC”) in connection with the issuance of Offered Notes (as defined on Exhibit A hereto) and Privately Placed Notes (as defined on Exhibit B hereto) by Capital Auto Receivables Asset Trust 2006-1 (the “Trust”) pursuant to an Indenture (the “Indenture”), between the Trust and JPMorgan Chase Bank, N.A., as indenture trustee (the “Indenture Trustee”), to be dated as of February 16, 2006 (the “Issuance Date”). The Privately Placed Notes will be sold by the Depositor in separate transactions intended to be exempt from the registration requirements of the Act. Only the Offered Notes are being offered for sale in a transaction pursuant to the registration requirements of the Act.
          We are familiar with the proceedings required to be taken in connection with the proposed authorization, issuance and sale of the Offered Notes, and in order to express the opinion hereinafter stated, we have examined:
          (i) a copy of the registration statement on Form S-3 (File No. 333-105077) (the “Registration Statement”) that was filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 415 under the Act on May 8, 2003, as amended by Pre-Effective Amendment No. 1 on May 16, 2003, by Post-Effective Amendment No. 1 on February 1, 2006, and by Post-Effective Amendment No. 2 on February 2, 2006, with respect to asset-backed notes and certificates, including the Offered Notes, to be issued and sold in series from time to time, in the form in which it became effective, including the exhibits thereto.
          (ii) a copy of the form of preliminary prospectus supplement relating to the Offered Notes in the form filed with the Commission on February 10, 2006 pursuant to Rule 424(b)(5) under the Act and the prospectus dated February 8, 2006 relating thereto;
          (iii) a copy of the Trust Agreement, dated as of January 26, 2006, and the form of amended and restated Trust Agreement, to be dated as of the Issuance Date, each between the Depositor and Deutsche Bank Trust Company Delaware, as owner trustee;
          (iv) a form of the Trust Sale and Servicing Agreement among the Depositor, GMAC, as servicer, and the Trust;
          (v) a form of the Indenture;
          (vi) a form of the Pooling and Servicing Agreement, between GMAC and the Depositor;

Capital Auto Receivables, Inc.
February 8, 2006

          (vii) a form of the Administration Agreement among the Trust, the Indenture Trustee and GMAC, as administrator; and
          (viii) such other documents as we have deemed necessary for the expression of the opinions contained herein.
          The documents described in clauses (iii) through (vii) collectively are referred to herein as the “Transaction Documents”.
          We have examined such other documents and such matters of law, and we have satisfied ourselves as to such matters of fact, as we have considered relevant for purposes of this opinion.
          On the basis of the foregoing and on the basis of our review of the Depositor’s Amended and Restated Certificate of Incorporation and Restated By-laws and a review of a Certificate of the Secretary of State of the State of Delaware as to the good standing of the Depositor, it is our opinion that:
          (a) The Depositor is a corporation validly existing and in good standing under the laws of the State of Delaware;
          (b) With respect to the Offered Notes, when, as and if (i) no stop order suspending the effectiveness of the Registration Statement has been issued, (ii) the principal amount, price, interest rate and other principal terms of such Offered Notes and the forms of the Offered Notes have been duly established and approved by the Depositor, (iii) the Transaction Documents have each been duly completed, executed and delivered by the parties thereto substantially in the form we have examined, duly reflecting the terms established as described above, (iv) the trust certificate for the CARAT 2006-1 Trust has been duly executed by the Owner Trustee and timely filed with the Secretary of State of the State of Delaware, (v) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (vi) the Offered Notes have been duly executed and issued by the CARAT 2006-1 Trust and authenticated by the Indenture Trustee or the Owner Trustee, as appropriate, and sold by the Depositor, all in accordance with the terms and conditions of the Transaction Documents and in the manner described in the Registration Statement, the Offered Notes will have been duly authorized by all necessary action of the CARAT 2006-1 Trust, will have been legally issued and will be enforceable in accordance with their terms and entitled to the benefits of the Transaction Documents, and will be binding obligations of the CARAT 2006-1 Trust in accordance with their terms, except as any of the foregoing may be limited by Title 11 of the United States Code or other bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or affecting the enforcement of creditors’ rights or the relief of debtors, as may be in effect from time to time, or by general principles of equity.

Capital Auto Receivables, Inc.
February 8, 2006

          We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of securities or “Blue Sky” laws of the various states to the offer or sale of the Offered Notes.
          We wish to advise you that we are members of the bar of the State of New York and the opinions expressed herein are limited to the laws of the State of New York, the federal laws of the United States, the General Corporation Law of the State of Delaware and the Delaware Statutory Trust Act.
          We hereby consent to the filing of this opinion on Form 8-K in connection with the sale of the Offered Notes. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP

EXHIBIT A
Offered Notes
(i)	$450,000,000 aggregate principal amount of the Class A-2a 5.03% Asset Backed Notes (the “Class A-2a Notes”);

(ii)	$1,060,000,000 aggregate principal amount of the Class A-2b Floating Rate Asset Backed Notes (the “Floating Rate Notes,” and collectively with the Class A-2a Notes, the “Class A-2 Notes”);

(iii)	$650,000,000 aggregate principal amount of the Class A-3 5.03% Asset Backed Notes (the “Class A-3 Notes”);

(iv)	$252,835,000 aggregate principal amount of the Class A-4 5.04% Asset Backed Notes (the “Class A-4 Notes”);

(v)	$126,052,000 aggregate principal amount of the Class B 5.26% Asset Backed Notes (the “Class B Notes”); and

(vi)	$47,270,000 aggregate principal amount of the Class C 5.55% Asset Backed Notes (the “Class C Notes”).

The Class A-2 Notes, the Class A-3 Notes, the Class A-4 Notes, the Class B Notes and the Class C Notes are referred to collectively herein as the “Offered Notes.”

EXHIBIT B
Privately Placed Notes
(i) $510,000,000 aggregate principal amount of the Class A-1 4.642% Asset Backed Notes (the “Class A-1 Notes”); and
(ii) $31,513,000 aggregate principal amount of the Class D 7.16% Asset Backed Notes (the “Class D Notes”).
The Class A-1 Notes and the Class D Notes are referred to collectively herein as the “Privately Placed Notes”.